STRUCTURED INVESTMENTS                                          MorganStanley
                                                                     SmithBarney

                                        Free Writing Prospectus
                                        Registration Statement No. 333-156423
                                        Dated: April 30, 2010
Investment Solutions: Interest Rates    Filed Pursuant to Rule 433
                                                                              0

CONTENTS

Innovative Ways to Pursue Your Investment Strategy	2
What are Interest Rate Linked Structured Investments?	3
What Factors Drive Interest Rates?	5
Understanding Time to Maturity	6
Understanding the Yield Curve	7
Implementing Interest Rate Linked Structured Investments in Your Portfolio	8
Opportunities in Interest Rate Linked Structured Investments	9
Yield Enhancement Investments	11
Inflation Protection Investments	12
Tactical Investments	13
Additional Information and Resources • Important Benchmark Interest Rates	14
Selected Risk Considerations	15
Important Information	18

This information has been prepared solely for information purposes. Please refer to the Important Information at the end of this material.

Innovative Ways to Pursue Your Investment Strategy

Morgan Stanley Structured Investments offer investors a range of investment opportunities with innovative features, both in terms of structure and underlying asset class exposure, providing clients with the building blocks they need to pursue their specific financial goals.

The Structured Investments Team creates and delivers investments tailored to meet different investment objectives for many types of investors--from principal preservation-focused clients, to those who are more growth-oriented and willing to take on greater risk. The innovative features of these securities are represented by five basic objectives--Principal Protected,
Partial Principal Protected, Leveraged, Enhanced Yield, Performance and
Access.

Structured Investments can be offered in a variety of forms, such as certificates of deposit, units or warrants, but are most commonly offered as senior unsecured notes with returns linked to the performance of individual or combinations of underlying assets--some which may be difficult for individual investors to access through traditional means--including equities, commodities, currencies and interest rates.

Investing in Structured Investments involves risks, including the credit risk of the issuer and other risks that are not associated with investments in ordinary fixed rate debt securities. Please read and consider the risk factors set forth under "Selected Risk
Considerations" as well as the specific risk factors contained in the offering document for any specific Structured Investment.

[GRAPHIC OMITTED]

* Interest Rate Enhanced Yield Structured Investments often have a very long term to maturity, which increases the risk that the reference interest rates move against the investor for long periods of time, resulting in no interest payments during this time, which increases the risk of these Structured
Investments even if they are principal protected.

                                                                               2

What are Interest Rate Linked Structured Investments?

Investors typically gain exposure to interest rates through investing in traditional fixed rate bonds. A bond is a financial instrument in which a borrower pays a lender interest for the right to borrow the lender's capital for a specified period of time. Traditional fixed rate bonds typically offer an investor a fixed coupon, yielding the interest rate the market offers at the time of the offering.

in contrast to Traditional Fixed Rate Bonds, interest Rate Linked Structured investments provide investors with the opportunity to take a view on a specific benchmark rate with the possibility of earning above market returns relative to traditional fixed income instruments of comparable maturity.

For example, investors may accept the risk of a variable return or the possibility of no return at maturity and the risk that the issuer will redeem the investment prior to maturity in exchange for a potentially higher return.

Interest Rate Linked Structured Investments often involve a higher degree of risk than traditional fixed income instruments as they may not pay coupons in certain circumstances and may not provide for the return of all or any principal at maturity.

                                                                               3

Interest Rate Structured Investments are linked to the current interest rate environment, which is the setting for the borrowing and lending of money. The underlying markets are some of the most liquid and include U.S. Treasuries,
U.S. Government Agency Issued Debt, Corporate Bonds and Swaps.
                                                                               4

What Factors Drive Interest Rates?

Interest Rates are influenced by one or more of the following inter-related factors, among others:

[] Inflation Levels and Expectations
[] Supply and Demand
[] Business Cycle Expectations
[] General Economic Outlook
[] Federal Reserve Target Rate
[] Governmental policies and programs relating to the financial markets and financial regulations
[] Term Premium  (i. e., uncertainty as to future interest rates usually, but not always, causes long-term  yields to be higher than short-term yields)

It is important to understand the effects and relative importance of these different influences and how they continuously change over time.

                                                                               5

Understanding Time to Maturity

Interest Rates are typically divided into four sectors based on the time to maturity.

The benchmark interest rates associated with each of these maturity ranges have recently experienced significant volatility as related to their historic levels, including as a result of the financial crisis. You should carefully read and consider the risk factors set forth under "Selected Risk
Considerations," as well as the specific risk factors included in the offering document for any particular Investment before you decide to invest.

Ultra Short-Term
Ultra Short Interest Rates include Federal
Funds, LIBOR and T-Bills. They are heavily influenced by Federal Reserve decisions and interbank liquidity. These instruments have terms of less than one year to maturity.

Short-Term
Short Interest Rates encompass bonds and swaps with one to five years to maturity. These rates are generally influenced by Federal Reserve expectations and the short-term economic outlook, as well as supply and demand in the market place.

Medium-Term ("Belly of the Curve")
Medium Interest Rates encompass bonds and swaps with five to ten years to maturity. These rates are generally influenced by the economic outlook for the next business cycle in addition to supply and demand in the bond market.

Long-Term
Long Interest Rates encompass bonds and swaps with greater than ten years to maturity. This sector of rates is generally influenced by the economic outlook, inflation expectations and supply and demand factors. An increase in inflation expectations tends to cause long rates  to increase, as investors desire to be compensated for anticipated decreased purchasing power in the future.

                                                                               6

Understanding the Yield Curve

The Yield Curve graphically depicts the cost of money for various maturities.
It represents the relationship between the interest rate (or the cost of borrowing) and the time to maturity. Yield Curves are used to analyze similar securities and provide hints when trying to understand current or anticipated economic conditions.

Types Of Yield Curves
Yield Curves typically form one of three principal shapes:

1. The Upward Sloping Yield Curve

[GRAPHIC OMITTED]

A Normal Yield Curve is upward sloping. Bonds with longer maturities typically have higher yields due to the fact that the investor's principal is returned later. The investor must be compensated for the risk of having principal outstanding until maturity and therefore unavailable for other purposes, in addition to the risk that interest rates will increase on other bonds during this time. The curve's slope can become very steep during times of heightened inflation expectations, when the market typically anticipates higher interest rates in the future.

2. The Flat Yield Curve

[GRAPHIC OMITTED]

A Flat Yield Curve occurs when bonds of different maturities all have very similar yields. This often implies that the market is uncertain about the future direction of interest rates.

3. The inverted Yield Curve

[GRAPHIC OMITTED]

An Inverted Yield Curve occurs when bonds with shorter maturities have higher yields than bonds with longer maturities. This often implies that market participants believe that the Federal Reserve will have to cut interest rates to jump-start a faltering economy. Historically, Inverted Yield Curves have occurred but are not frequent.

                                                                               7

Implementing Interest Rate Linked Structured Investments in Your Portfolio

Interest Rate Linked Structured investments may be strategically employed within a portfolio to potentially enhance yield and manage overall volatility.

Interest Rate Linked Structured Investments may provide a way to diversify underlying interest rate exposures in a traditional equity and fixed income portfolio and are designed to pursue specific investment objectives such as:

[] Enhancing Yield
[] Preserving Capital
[] Protecting Against Inflation
[] Realizing Diversification of Underlying Interest Rate Exposure
[] Expressing Tactical Views

Interest Rate Linked Structured Investments seek to offer investors an opportunity to enhance yield, or to provide a measure of diversification  or a hedge within a portfolio.

                                                                               8

Opportunities in Interest Rate Linked Structured Investments

Interest Rate Linked Structured Investments span the entire array of interest rates. Investments may be tailored to suit different perspectives and objectives. Investors may make use of one or more of the following strategies in pursuing their financial goals.

Yield Enhancement investments are often callable by the issuer and/or have coupons contingent upon the value of a specific benchmark rate. Investors receive an above market fixed rate current yield for a specific term in exchange for assuming the risk of a variable rate periodic income thereafter, which could be zero, until maturity, and/or the risk that the issuer may call the investment if its interest rate remains above market.

Inflation Protection Investments often have coupon payments linked to the rate of inflation. These investments may be appropriate for investors who want to generate returns that will meet or exceed realized inflation while taking the risk of  little or no current income in periods of low inflation or deflation.

Tactical investments can be used to take directional views on the performance of a specific rate. The investor assumes a higher degree of risk, including the possibility of no return and the potential loss of principal, in exchange for the possibility of achieving above market returns relative to traditional fixed income instruments of comparable maturity in the event the view is realized.

Interest Rate Linked Structured investments

[GRAPHIC OMITTED]

                                                                               9

Goals when investing in Interest Rate Linked Structured Investments include
Yield Enhancement Investments, Inflation Protection Investments and Tactical
Investments.
                                                                              10

Yield Enhancement Investments

Yield Enhancement Investments seek to provide investors with the potential opportunity to receive an above market coupon payment if the underlying interest rate remains constant or moves in the direction they expect while still offering the full return of principal at a set maturity or call date, subject to the issuer's credit risk.

This strategy may be appropriate for investors seeking variable current income who have a range-bound view of the underlying interest rate. In exchange for assuming the risk of income variability and the risk that the issuer redeems the notes prior to maturity, investors potentially receive a higher yield than would otherwise be available with fixed rate bonds of similar credit quality and/or maturity.

Example: Curve Accrual Notes Based On 30 Year Minus 2 Year Constant Maturity
Swap (CMS) Curve

These Curve Accrual Notes based on the difference between the 30 Year CMS Curve and the 2 Year CMS Curve pay 8.50%, per annum, for one year and thereafter income will accrue at 8.50% per annum for each day during the coupon period on which the 30s-2s CMS Curve is positive. For each day that the 30s--2s CMS Curve is flat or negatively sloped, the Notes will not accrue any interest. These
Notes provide 100% principal protection at maturity, subject to the issuer's credit risk.

May be appropriate for investors who believe short-term rates will be lower than long-term rates in the future and are willing to risk future income in return for higher current income in the first year.

[] 15 Year Final Maturity
[] 100% Principal Protected at Maturity subject to issuer's credit risk
[] Pays an above market coupon on days when the 30s-2s  CMS Curve is positively sloped
[] Issuer can redeem the Notes prior to maturity beginning one year after issuance and  quarterly thereafter and it is more likely the issuer will redeem if the interest rate payable on the Notes exceeds market interest rates
[] If the 30s-2s  CMS Curve is negatively sloped on any day, the Notes will pay zero coupon  for that day

[GRAPHIC OMITTED]

INVESTOR PROFiLE
Has a range-bound view of underlying interest rate and seeks yield or returns above what can normally be achieved in traditional fixed income investments while assuming the risk of variable or no income.

Summary

[] Full protection of principal at maturity subject to issuer credit risk
[] Opportunity to receive an 'above market' coupon if investment is not called and 30s-2s CMS Curve is positively sloped
[] Example of Yield Enhancement Investment: Curve Accrual Notes
[] Common Underlyings: LIBOR,  Constant Maturity Swap Curve, Constant Maturity
   Treasury Curve
[] No appreciation beyond coupon; return is capped

                                                                              11

Inflation Protection Investments

During periods of high and/or increasing inflation, the cash flows of traditional fixed-rate investments diminish in value, and the investments themselves can depreciate. For investors who depend or will depend on the cash flows from their investments for living expenses, inflation can significantly erode the value of and the cash flows  from their portfolios.

An Inflation Linked Structured Investment may be a potential hedge against high and sustained inflation as it pays out periodic current income contingent upon the year-over-year change in the Consumer Price Index (CPI). Such investments may provide a consistent real rate of return to investors in an inflationary environment.

Example: Floating Rate Notes Based On The Consumer Price index (CPi)

This pays a fixed coupon of 5.00% for the first month and thereafter pays a coupon equal to the year-over-year change in CPI plus 2.00%, with 100%
principal protection at maturity, subject to issuer's credit risk.

May be appropriate for investors who believe inflation is going to increase in the future and want to protect current income against declines in purchasing power.

[] 10 Year Final Maturity
[] 100% Principal Protected at Maturity, subject to issuer's credit risk
[] Pays coupon equal to the year-over-year change in CPI plus a fixed spread of 2.00%
[] If inflation is negative (deflation) by an amount greater than the fixed spread, the investment pays a zero coupon

[GRAPHIC OMITTED]

INVESTOR PROFiLE
Concerned about inflation and seeks protection from the potential erosion of purchasing power during high inflationary periods.

Summary

[] Full protection of principal at maturity, subject to issuer credit risk
[] Hedging tool against periods of high inflation
[] Common Underlyings: U. S. Consumer Price Index (CPI) or Global Government
   Inflation Rates

                                                                              12

Tactical Investments

Investors seeking a higher level of potential return in exchange for assuming a higher  level of risk relative to traditional fixed income instruments and
Yield Enhancement Investments may consider a Tactical Investment. Instead of accruing periodic interest, the payment at maturity will be based on changes in a referenced rate over the term of the investment, per the specific investment terms.

For instance, if an investor has the view that the swap curve will steepen in the near term, a Tactical Investment may provide the investor the opportunity to achieve an above market return in exchange for the risk of loss of principal at maturity.

Tactical investments seek to offer outperformance relative to traditional fixed income instruments of comparable maturity, if the investor's view is realized.
However, Notes will pay little to no interest and principal is not always protected at maturity. The risk of no return and loss of principal inherent in the instrument make Tactical
Investments a significant departure from traditional fixed income instruments.

--------------------------------------------------------------------------------
Example: Bearish Notes Based On The 10 Year Constant Maturity Treasury (CMT)
rate
--------------------------------------------------------------------------------
If the 10 Year Constant Maturity Treasury rate is above the initial level at maturity, investor receives 110% of Par. Alternatively, if the Constant
Maturity Treasury rate is below the initial level, the investor receives 95% of
Par at maturity.
--------------------------------------------------------------------------------
For investors who believe that 10 Year Rates will increase over the next year and seek a way to profit from that view.

[] One year final maturity
[] 95% principal protected at maturity, subject to issuer's credit risk
[] If 10 Year CMT rate is higher at maturity, fixed payout of 110% of Par
[] If 10 Year CMT rate is lower at maturity, loss of 5% of Par
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------

INVESTOR PROFiLE
Investors who have a view on the future direction of a specific interest rate and are willing to take the risk of no return and loss of principal.

Summary

[] May offer partial or zero protection of principal
[] May provide no current income
[] Designed to express a short-term view ranging from 6 to 24 months
[] Common Underlyings: Inflation, LIBOR, Constant
   Maturity Treasury Curve, Constant Maturity Swap Curve

                                                                              13

Additional Information and Resources

Important Benchmark interest Rates

There are several reference interest rates that are fundamental to the understanding of Interest Rate Linked Structured Investments.

Federal Funds Rate
The interest rate at which commercial banks lend reserves to other depository institutions. The target Federal Funds Rate is set by the Federal Open Market
Committee at periodic interest rate meetings.

Treasuries
Bonds of varying maturities issued by the  U.S. Treasury. Treasuries are deemed to have no default risk, and as such, their rates are used as the benchmark risk-free rate in the market. The difference in yield between short-term and long-term treasuries is called the yield curve and can be used to calculate future implied interest rates.

LIBOR
The London Interbank Offer Rate. Set every day at 11:00 am London time, LIBOR is a proxy for the rate at which banks are willing to make unsecured loans to each other in the offshore market. LIBOR has traditionally been seen as the interest rate approximating where AA rated banks would be able to borrow in the market.

Swap Rate
An interest rate swap is a contract in which two parties agree to exchange floating and fixed payments. The floating rate is often based on LIBOR while the fixed rate is the fixed coupon offered in return for the stream of floating rate payments. The quoted swap rate is the fixed rate offered in exchange  for the floating LIBOR rate. The Constant Maturity Swap Index represents the current swap rate of a given maturity.

Inflation Rate
The rate at which the price level of goods and services changes over time. In the United States, the rate of inflation is often measured by the Consumer Price
Index.

These important benchmark interest rates have recently experienced significant volatility as related to their historic levels especially as a result of the
2008 financial crisis. You should carefully read and consider the risk factors set forth under "Selected Risk Considerations" as well as the specific risk factors included in the offering document for any particular Interest Rate
Linked Structured Investment, before you decide to invest.

                                                                              14

Selected Risk Considerations

Investing in Interest Rate Linked Structured Investments involves a number of risks, including risks not associated with an investment in ordinary, fixed rate notes, including, but not limited to, fluctuations in  the underlying rates, and other events that are difficult to predict and  are beyond the issuer's control.

Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in Interest Rate Linked
Structured Investments and the suitability of Interest Rate Linked Structured
Investments in light of their particular circumstances.

Each type of Interest Rate Linked Structured Investment has specific risks associated with the particular underlying rate to which the note is linked and the particular structure and terms of that note. You should carefully read and consider the risk factors included in the offering document for any Interest
Rate Linked Structured Investment before you decide to invest.

The following are general risks applicable to almost all types of Interest Rate
Linked Structured Investments:

Issuer Credit Risk
Any payments of interest or payments at maturity on interest Rate Linked
Structured investments are subject to the credit risk of the issuer and any actual or anticipated decline in the issuer's credit ratings and credit spreads may adversely affect the market value of the interest Rate Linked

Structured investments. The term "principal protected" means that, under the terms of the Interest Rate Linked Structured Investment, the issuer is obligated to return the stated principal amount at maturity, even if the underlying rate or reference index underperforms. However, as with  an ordinary debt security, investors are dependent on the issuer's ability to pay all amounts due on the Interest Rate Linked Structured Investment, including at maturity, and therefore investors are subject to the credit risk of the issuer.
Interest Rate Linked Structured Investments are not guaranteed by any other entity. If the issuer defaults on its obligations under an Interest Rate Linked
Structured Investment, the investment would be at risk and an investor could lose some or all of its investment.
As a result, the market value of the Interest Rate Linked Structured Investment prior to maturity will be affected by changes in the market's view of the issuer's creditworthiness. Any actual or anticipated decline in the issuer's credit ratings or increase in the credit spreads charged by the market for taking credit risk of the issuer is likely to adversely affect the market value of the Interest Rate Linked Structured Investment.

Early Redemption Risk
Many interest Rate Linked Structured investments may be redeemed by the issuer prior to maturity. In many types of Interest Rate Linked Structured Investments, the issuer retains the option to redeem the Interest Rate Linked Structured
Investment prior to maturity. It is more likely that the issuer will redeem the
Interest Rate Linked Structured Investment prior to its stated maturity date to the extent that the amount of interest payable for a particular interest payment period is greater than that on instruments of a comparable maturity and credit rating trading in the market. If an Interest Rate Linked Structured Investment is redeemed prior to its stated maturity date, investors will likely have to re-invest proceeds in a lower rate environment.

Market Risk
The price at which interest Rate Linked Structured investments may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) changes in the level of the underlying rate or reference index,  (ii) volatility of the underlying rate or reference

                                                                              15

index, (iii) changes in interest rates, (iv) any actual or anticipated changes in the credit ratings or credit spreads of the issuer and (v) the time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the Interest Rate Linked
Structured Investments will be affected by such factors. This can lead to significant adverse changes in the market price of securities like the Interest
Rate Linked Structured Investments.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices of interest
Rate Linked Structured investments. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the issuer is willing to purchase the Interest Rate Linked Structured Investments at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Interest Rate Linked Structured Investments and the costs of hedging the issuer's obligations under the Interest Rate Linked
Structured Investments that will be included in the original issue price. The cost of hedging includes the projected profit that the issuer's subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any such prices may differ from values determined by pricing models used by the issuer, as a result of dealer discounts, mark-ups or other transaction costs.

Interest rates have recently been more volatile than in the past. Due to the recent financial turmoil, important benchmark interest rates have recently experienced significant volatility as compared to  historical levels.

For example, during the financial crisis there were questions about the accuracy of the London Interbank Overnight Rate ("LIBOR"), which is generally a benchmark for short-term interest rates. LIBOR is determined through a daily survey of the principal banking institutions in the United Kingdom as to the rate that they must pay in the overnight lending market to borrow funds. Concerns were raised that institutions may have been underreporting the rate which they pay in order to avoid the implication that they have less sound credit that would result in having to pay higher rates. Dislocations in relevant interest rates may adversely affect any payment of periodic interest or at maturity that you would receive on an investment in Interest Rate Linked Structured Investments.

Liquidity Risk interest Rate Linked Structured investments are generally not listed on any securities exchange. Interest Rate Linked Structured Investments are generally not listed on any securities exchange. Therefore, there may  be little or no secondary market for Interest Rate Linked Structured Investments.
The issuer may, but is not obligated to, make a market in the Interest Rate
Linked Structured Investments. Even if there is a secondary market, it may not provide enough liquidity to allow investors to trade or sell the Interest Rate
Linked Structured Investments easily.
Because the issuer does not expect that other broker-dealers will participate significantly in the secondary market for Interest Rate Linked Structured
Investments, the price at which investors may be able to trade their Interest
Rate Linked Structured Investments is likely to depend on the price, if any, at which the issuer is willing to transact. If at any time, the issuer were not to make a market in the Interest Rate Linked Structured Investments, it is likely that there would be no secondary market for the Interest Rate Linked Structured
Investments. Accordingly, investors should be willing to hold their Interest
Rate Linked Structured Investments to maturity.

Conflicts of Interest
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the interest Rate Linked Structured

                                                                              16

investments, and also expect to hedge the issuer's obligations under the interest Rate Linked Structured investments. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interests rates generally or each of the components making up the underlying rate or reference index to which any specific Interest
Rate Linked Structured Investment is linked. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Interest Rate Linked Structured
Investment. Any of these activities may affect the market value of the Interest
Rate Linked Structured Investment. In addition, the issuer's subsidiaries expect to hedge the issuer's obligations under the Interest Rate Linked Structured
Investments and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the specific Interest Rate Linked Structured Investment or in any secondary market transaction.

The calculation agent, which is generally a subsidiary or affiliate of the issuer, will make determinations with respect to the interest Rate Linked
Structured investments.
In most Interest Rate Linked Structured Investments, a subsidiary or affiliate of the issuer is designated to act as calculation agent to calculate the period interest or payment at maturity due on the Interest Rate Linked Structured
Investment. Any of these determinations made by the calculation agent may adversely affect the payout to investors.

Past Performance Not indicative of Future Results
The historical performance of an underlying rate or reference index is not an indication of future performance. Historical performance of an underlying rate or reference index to which a specific Interest Rate Linked Structured
Investment is linked should not be taken as an indication of the future performance of the underlying rate or reference index during the term of the
Interest Rate Linked Structured Investment. Changes in the levels of the underlying rate or reference index will affect the trading price of the Interest
Rate Linked Structured Investment, but it is impossible to predict whether such levels will rise or fall.

                                                                              17

Important Information

This material was prepared by sales, trading or other nonresearch personnel of
Morgan Stanley Smith Barney (together with its affiliates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley or a Citigroup research analyst. These views may differ from those of the Morgan Stanley and
Citigroup fixed income or equity research departments or others in the firms.

An investment in Morgan Stanley Structured Investments may not be suitable for all investors. These investments involve risks. The appropriateness of a particular investment or strategy will depend on an investor's individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice.

Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results.

Any estimates and projections (including in tabular form) given in this communication are intended to be forward-looking statements. Although Morgan
Stanley believes that the expectations in such forward-looking statement are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based.

This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. These documents are available free of charge by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Interest Rate Linked Structured Investments are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

This material is not for distribution outside the United States of America.

                                                                              18

Investments and services are offered through Morgan Stanley Smith Barney, LLC member SIPC.

[C] 2010 Morgan Stanley Smith Barney

MorganStanley
     SmithBarney

www.morganstanleysmithbarney.com